Exhibit 99.1

Methode Electronics, Inc. Adds OhioHealth Retired CEO David Blom and Marmon Chairman and CEO Angelo Pantaleo to its Board of Directors

Chicago, IL – December 13, 2019 – Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced today the election of David Blom and Angelo Pantaleo as directors of the Company.

Chairman Walter J. Aspatore said, “We are pleased to welcome David and Angelo to our board of directors and look forward to leveraging their extensive experience as CEOs and directors. David is an experienced healthcare administration executive who understands the complexity and trends of the healthcare delivery environment and will bring additional valuable insight to assist Methode in driving value creation with our Dabir Surface (medical device) offering. Angelo brings a wealth of expertise and will be a tremendous asset in supporting Methode’s focus on growing its industrial market presence. Both David and Angelo are well versed in company governance, providing additional leadership and guidance to Methode. Their depth and breadth of business experience, gained in key roles, will add significant perspective in supporting Methode’s growth strategy to increase shareholder value.”

Mr. Blom is currently a Director on the boards of Worthington Industries, SOC Telemed, Vizient and Healthy Roster. Mr. Blom recently retired as CEO of OhioHealth, having led its expansion in Ohio for sixteen years. He transformed the OhioHealth’s business model to improve operational efficacy, service and quality to ensure the community receives more affordable healthcare services. Under his leadership, OhioHealth has been on the Fortune “100 Best Companies to Work For” list for 12 straight years. Prior, Mr. Blom began with what is now known as OhioHealth in 1983, was promoted to Chief Operating Officer is 1999, and promoted to CEO three years later.

Mr. Pantaleo is Chairman and CEO of Marmon Holdings, Inc. Marmon, a Berkshire Hathaway subsidiary, is a global industrial organization comprising more than 125 diverse businesses with 2018 revenues of more than $8.1 billion. After joining Marmon in 1991, Mr. Pantaleo advanced to Group President over Marmon’s portfolio of water treatment and consumer products businesses. Beginning in 2014, he led the integration of Duracell into Berkshire Hathaway and served as Chairman and CEO of the global battery business until returning to Marmon in 2018. Before joining Marmon, he spent 11 years in progressive roles with DuPont.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Netherlands, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, radio remote control, electronic, LED lighting, wireless and sensing technologies. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

Our components are found in the primary end-markets of the aerospace, appliance, automotive, commercial vehicle, construction, consumer and industrial equipment, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), medical, rail and other transportation industries. Further information can be found on Methode's Web site www.methode.com.

For Methode Electronics, Inc.
Mark Shermetaro
Vice President Corporate Development
mshermetaro@methode.com
248-752-3468

Nathan Abler
Dresner Corporate Services
nabler@dresnerco.com
714-742-4180